Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

2 Year FX Basket (BRIC) Linked Notes Due 2010

Final Term Sheet

July 21, 2008

Issuer:	Citigroup Funding Inc.

Rating of Issuer’s Obligations:	The Issuer’s senior debt is rated Aa3 / P-1, LT Negative Outlook (Moody’s), AA- / A-1+, Negative Outlook (S&P) and AA-/ F1+, Negative Outlook (Fitch), based on the guarantee by Citigroup Inc. The Rating is subject to any change during the term of the Notes.

Offering:	2 Year FX Basket (BRIC) Linked Notes Due 2010

Sole Underwriter:	Citigroup Global Markets Inc.

Basket Currencies:	Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR) and Chinese Yuan (CNY).

Principal Amount:	US $ 7,500,000

Pricing Date:	July 21, 2008

Issue Date:	July 24, 2008

Maturity Date:	July 24, 2010

Issue Price:	100% of the principal amount

Interest Rate:	None

Payment at Maturity:	Principal Amount + Return Amount

Return Amount:	Max(2%, Basket Return x Participation) x Principal Amount,

Where Participation = 160%

Basket Return:	Basket Return =	w(i) x	USDCCYs(i) – USDCCYf(i)
USDCCYs(i)

i	USDCCY(i)	w(i)	Description

1	USDBRL	25%	Number of Brazilian Real per unit of US Dollar, as displayed on Reuters Page BRFR (offer side, PTAX column)

2	USDRUB	25%	Number of Russian Ruble per unit of US Dollar, as displayed on Reuters Page EMTA

3	USDINR	25%	Number of Indian Rupee per unit of US Dollar, as displayed on Reuters Page RBIB

4	USDCNY	25%	Number of Chinese Yuan per unit of US Dollar, as displayed on Reuters Page SAEC

For each USDCCY(i)

USDCCYs = Spot exchange rate on the Pricing Date as described above.

USDBRL = 1.5818

USDRUB = 23.1908

USDINR = 42.71

USDCNY = 6.8271

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

2 Year FX Basket (BRIC) Linked Notes Due 2010

Final Term Sheet

July 21, 2008

USDCCY f = Exchange rate on that Valuation Date as described above.

Valuation Date:	Five Business Days prior to the Maturity Date.

Early Redemption:	None

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$ 1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0GH6

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.